Exhibit 10.1

MICHAEL H. JENKINS

MUTUAL TERMINATION AND SEVERANCE AGREEMENT

AND

COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS

THIS MUTUAL TERMINATION AND SEVERANCE AGREEMENT AND COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS (“Agreement and Release”) is made by and between ORION ENERGY SYSTEMS, INC. (“Company”) and MICHAEL H. JENKINS (“Jenkins”) and is executed as of May 5, 2025, but effective as of April 14, 2025 (the “Effective Date”).

A. WHEREAS, Jenkins and Company are currently parties to an Executive Employment and Severance Agreement dated as of November 11, 2021, as amended as of November 10, 2022 (“Employment Agreement”).

B. WHEREAS, Jenkins and Company are also currently parties to a Proprietary Information and Intellectual Property Agreement (“Intellectual Property Agreement”).

C. WHEREAS, Jenkins and Company are also currently parties to a number of restricted stock award agreements and performance share award agreements (“Equity Grant Agreements”).

D. WHEREAS, on the Effective Date, Company’s Board of Directors took action to terminate Jenkins as Company’s Chief Executive Officer without Cause (as defined in the Employment Agreement) under Section 4(c) of the Employment Agreement.

E. WHEREAS, as a result of Jenkins’ termination of employment without Cause by Company on the Effective Date, he is entitled to his Accrued Benefits (as defined in the Employment Agreement) and to the severance payments described in Section 5(c) of the Employment Agreement (collectively, “Severance Payment”).

F. WHEREAS, in connection with his termination of employment without Cause by Company on the Effective Date, Jenkins also hereby agrees to voluntarily resign as a director of Company and as an officer and director of each subsidiary and affiliate of Company, in each case, effective as of as of the Effective Date.

G. WHEREAS, in consideration of Jenkins agreeing to all of the terms and conditions of this Agreement and Release, Company is willing to provide Jenkins with certain payments and benefits, including the Severance Payment and other additional benefits described below, pursuant to Section 5(c) of the Employment Agreement and as otherwise set forth below.

NOW THEREFORE, Company and Jenkins, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Termination and Resignations. In connection with his termination of employment without Cause by Company on the Effective Date, on the Effective Date, Jenkins hereby voluntarily resigns as (a) a director of the Company and of any and all plans, subsidiaries and affiliates thereof and (b) an officer of any and all plans, subsidiaries and affiliates of Company, in each case above, effective for all purposes as of the Effective Date. Company hereby accepts such resignations effective for all purposes as of the Effective Date. Jenkins agrees not to reapply for employment with Company or any subsidiary thereof. In connection with his resignation as a director of Company, Jenkins agrees that he is not doing so as a result of any disagreement with Company, and he will not provide Company with any written correspondence that would require Company to publicly disclose any such circumstance pursuant to a Form 8-K to be filed with the Securities and Exchange Commission.

2. [Intentionally Omitted.]

3. Severance Payments and Other Additional Benefits. Subject to Jenkins’ compliance with this Agreement and Release and the continuing provisions of the Employment Agreement, Intellectual Property Agreement and the Equity Grant Agreements applicable to Jenkins:

A. Severance Payment. As Severance Payment to Jenkins hereunder and under his Employment Agreement, Company will pay Jenkins an aggregate amount of $633,421, less required withholdings, ratably over the course of the next eighteen (18) months starting with the first payment to be made on or shortly after May 1, 2025. In accordance with the Employment Agreement, the Severance Payment was calculated as follows: (i) $573,750, which is Jenkins’ current annual base salary of $382,500 multiplied by Jenkins’ pre-change of control severance multiplier of 1.5, plus (ii) $45,000, which is Jenkins’ average annual bonuses earned over the past three fiscal years (e.g., fiscal 2023, 2024 and 2025) multiplied by his pre-change of control severance multiplier of 1.5 (it being acknowledged and agreed that such calculation accounted for the fact that Jenkins received a bonus in fiscal year 2024 in the amount of $45,000, but did not receive a bonus in either fiscal year 2025 or 2023), plus (iii) $14,671, which is Jenkins’ fiscal 2026 annual target bonus of one-hundred percent (100%) of his current annual base salary of $382,500 multiplied by a fraction, the numerator of which is the number of days that have elapsed during Company’s fiscal 2026 through the Effective Date (14 days) and the denominator of which is 365. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

B. Treatment of Restricted Stock Awards, Performance Share Awards and Restricted Cash Awards. All of Jenkins’ restricted stock awards (but not the tandem restricted cash awards related thereto) that have not vested as of the Effective Date, but otherwise would have vested within the next 24 months after the Effective Date, are hereby deemed fully vested of on the Effective Date. See Annex A for a summary of Jenkins’ restricted stock awards hereby deemed fully vested as of the Effective Date. All of Jenkins’ restricted cash awards related to restricted stock awards and all of Jenkins’ performance share awards, and all tandem restricted cash awards related thereto, that have not vested as of the Effective Date, are hereby forfeited and cancelled. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims. See Annex A for a summary of Jenkins’ restricted stock awards, performance share awards, and tandem restricted cash awards related thereto.

C. Salary and Other Compensation Through Effective Date. Jenkins acknowledges and agree that he has received all of his correct base salary and other compensation (including his automobile allowance) otherwise due to him through the Effective Date. The Parties agree that Jenkins’ 2024 tax preparation fee reimbursement shall be paid in the normal course of business. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

D. Business Expenses. Jenkins acknowledges and agrees that Company has reimbursed him for all business expenses incurred by him through the Effective Date that conform to Company’s business expense policy. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

E. COBRA Coverage. Jenkins shall be entitled to receive premiums from Company for the employer’s portion of COBRA continuation coverage for eighteen (18) months after the Effective Date at the same rate as being charged to active employees for similar coverage. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

F. Cessation of All Other Benefits. Other than as set forth above (or vested rights under Jenkins’ Company 401(k) Plan account), Jenkins acknowledges and agrees that all coverage, payments and/or benefits under all other benefit and insurance plans and programs maintained by Company, including long-term and short-term disability, and all other benefits and perquisites, including term life insurance, group long term disability insurance, automobile allowance (including mileage reimbursement), tax preparation fee reimbursement and annual executive physical reimbursement, ceased as of the Effective Date. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

G. Waiver of Any Other Compensation and Benefits. Jenkins acknowledges and agrees that he is not entitled to, and he hereby completely waives and releases, any and all rights to any other severance, compensation, bonuses, reimbursements, allowances, dues or other benefits or insurance from or by Company or any affiliate or subsidiary thereof, except as otherwise specifically provided in this Agreement and Release. Jenkins has no other claims with respect thereto and hereby fully and completely releases Company from all such claims.

H. Acknowledgement. Jenkins acknowledges and agrees that the Severance Payment and other benefits provided in this Section 2 will not be paid or provided, and will be forfeited and repaid by him to Company, unless (i) he accepts (and does not revoke) this Agreement and Release and (ii) he continues to fully and completely comply with all of the applicable terms of this Agreement and Release, his Employment Agreement, the Intellectual Property Agreement and the Equity Grant Agreements.

I. Payroll Taxes and Withholding. The Severance Payment and all other payments and benefits under this Section 2 shall be subject to deduction for applicable payroll taxes and other withholdings in accordance with Company’s standard payroll practices and applicable law.

4. Return of All Company Documents and Property. Excluding Jenkins’ personal files and property (which will be returned to him within three (3) business days of the Effective Date), within three (3) business days of the Effective Date, Jenkins will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, customer information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, access cards, keys and the like) in his possession or under his control pertaining to Company’s business. Jenkins will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company from the premises without authorization from Company.

5. Ongoing Compliance with Various Obligations.

A. Ongoing Covenants. Jenkins hereby reaffirms and restates his continuing obligations as set forth in Section 7 of the Employment Agreement to, among others, maintain the confidentiality of Company information, refrain from disclosure of Company’s trade secrets and refrain from competing with Company in certain situations, which Section 7 is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release.

B. Ongoing Intellectual Property Agreement Obligations Unaffected. Jenkins understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to confidential/proprietary information or intellectual property pursuant to any agreements that he has previously entered into with Company and Jenkins further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, Jenkins’ obligations under the Intellectual Property Agreement with Company is hereby reaffirmed and restated in all respects, is hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release. Jenkins shall promptly and fully comply with any request of Company, its attorneys and agents with respect to Company’s intellectual property rights. For two years after the Effective Date, Jenkins will not initiate, propose, support, or otherwise participate in any acquisition or attempted acquisition (e.g., via the USPTO, license, purchase, or other means) of intellectual property in or related to the fields of lighting or lighting controls or electric vehicle charging. Moreover, Jenkins will not take any action, directly or indirectly, that will damage or otherwise impair the value of Company’s existing or future intellectual property.

C. Ongoing Equity Grant Agreement Obligations Unaffected. Jenkins understands and agrees that this Agreement and Release does not and shall not supersede any of his ongoing obligations set forth in the Equity Grant Agreements and Jenkins further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, Jenkins’ obligations under the Equity Grant Agreements with Company are hereby reaffirmed and restated in all respects, are hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release.

D. Equitable Relief. In the event of any breach by Jenkins of any of his covenants herein contained in this Section 5 (including Section 7 of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements), it is specifically understood and agreed that Company shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction or otherwise.

E. Necessary and Reasonable Restrictions. The foregoing restrictions in this Section 5 (including Sections 7 of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are deemed fair and reasonable to Company and Jenkins, and Jenkins acknowledges and agrees that these restrictions are necessary to protect Company from the unfair competition of Jenkins who, as a result of his long-standing association with, and as an executive and director of, Company, has had access to, used and/or acquired confidential information of Company pertaining to its customers, agents, vendors, business and operations. Jenkins acknowledges and agrees that such confidential information is of special and unique value to, and constitutes a valuable asset of, Company, and that the duration and scope of the restrictive covenants contained herein (including Sections 7 of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are reasonable and necessary to protect Company.

F. Other Agreements. Jenkins understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that he has previously entered into with the Company, including those contained in the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements, and Jenkins further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, his prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Jenkins also agrees for a period of two years from the Effective Date not to, directly or indirectly, (i) initiate, propose, support, or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board of Directors, management or affairs of Company. For two years from the Effective Date, Jenkins will not vote any Company shares beneficially owned by him against any Board of Directors recommendation submitted to a vote of Company’s shareholders.

6. Jenkins’ Release.

A. General Release. In consideration of the Severance Payment and additional benefits provided to Jenkins pursuant to Section 2 of this Agreement and Release, Jenkins, individually, and as an officer, director, employee and shareholder of Company and in all other capacities, does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Company (including its subsidiaries and affiliates) and its past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders, from and with respect to any and all actions, causes of action, claims, demands, damages, liabilities, costs, expenses and/or compensation of any kind and nature whatsoever (collectively and individually, “Claims”) on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to (i) Jenkins’ employment with Company and his status, position, actions or failure to act in his capacity as an officer, director, employee or representative of Company; (ii) the termination of Jenkins’ employment with Company; and/or (iii) any or all of the above, except only a breach or default by Company of this Agreement and Release, including, but not limited to Company’s failure to pay or provide Jenkins any and all amounts or consideration due hereunder. Notwithstanding the foregoing in this Section 6A, Company shall be obligated to indemnify Jenkins to the full extent allowed by Wisconsin law and its Bylaws if he is or should become a party or is threatened to be made a party to any formal or informal threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, initiated by a third party (collectively, “Actions” and individually an “Action”), by reason of the fact that he is or was a director or officer of Company (or any subsidiary or affiliate thereof), or by reason of the fact that Jenkins is or was a director or officer of Company (or any subsidiary or affiliate thereof) and is or was serving at the request of Company as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving at the request of Company as a fiduciary of an employee benefit plan or as an employee or agent of Company (or any subsidiary or affiliate thereof), against (a) reasonable expenses actually incurred by him, including without limitation, attorneys’ fees actually and reasonably incurred by him in connection with any Action; (b) amounts actually and reasonably incurred by him in settlement of any Action; and (c) judgments, fines, penalties or other amounts actually incurred by him pursuant to an adjudication of liability in connection with any Action.

B. Specific Release. By way of example only and without in any way limiting the generality of the foregoing release language set forth in Section 6A above, Jenkins’ release includes a complete release of any and all Claims under or based on (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; (ii) the Americans with Disabilities Act of 1991, 42 U.S.C. §1211-1217; (iii) the Rehabilitation Act of 1973, as amended, through 1988; (iv) the Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; (v) the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; (vi) the National Labor Relations Act, 29 U.S.C. §151 et seq.; (vii) the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; (viii) the Wisconsin Fair Employment Law, § 111.33, et seq., Wis. Stats.; (ix) the Wisconsin Family and Medical Leave Act, § 103.10, Wis. Stats.; (x) any other federal, state or local statute, ordinance or regulation dealing in any respect with employment, discrimination or retirement of employment; and (xi) any alleged wrongful or retaliatory discharge, breach of an oral or written contract, misrepresentation, defamation, interference with contract or tortuous conduct.

C. Complete Bar of Claims. It is the intention of Jenkins in executing this Agreement and Release that these provisions of this Section 6, subject only to the limited specific exceptions set forth in Section 6A above, shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be completely and fully binding upon Jenkins and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7. Company’s Release.

A. General Release. Company does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Jenkins from any and all Claims on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to Jenkins’ (i) status, position, actions or failure to act in his capacity as an officer, director, employee, shareholder or representative of Company (or any subsidiary or affiliate thereof); (ii) employment with Company; and (iii) the termination of his employment with Company, or any of the above, or for any other reason, except only a breach or default by Jenkins of this Agreement and Release or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Jenkins pursuant to Section 5 above.

B. Complete Bar of Claims. It is the intention of Company in executing this Agreement and Release that these provisions of this Section 7, subject only to the limited specific exceptions set forth in Section 7A above, shall be effective as a complete bar to each and every Claim hereinabove described and that those provisions shall be binding upon Company (or any subsidiary or affiliate thereof) and its agents, representatives, administrators, beneficiaries, successors and assigns.

8. Non-Disparagement. From and after the execution of this Agreement and Release, neither Jenkins nor Company will disparage in any material way the other party or any of his or its customers, agents, vendors, directors, officers, employees, shareholders or business operations. Jenkins also agrees not to disclose any personal or private information about Company’s employees, officers, directors, agents or customers.

9. Acceptance. Jenkins acknowledges and agrees that he has had sufficient time to read this Agreement and Release and consider his acceptance of this Agreement and Release and voluntarily enters into this Agreement and Release with full knowledge of its meaning and consequences. In entering into this Agreement and Release, Jenkins has been represented by legal counsel and is otherwise relying on his own judgment and knowledge and not on representations or statements made by Company, its shareholders, directors, officers, employees, attorneys or agents. Jenkins has executed this Agreement and Release in consideration for the Severance Payment, benefits and other consideration described above and Jenkins acknowledges and agrees that such Severance Payment, other benefits and other consideration represent substantial consideration in addition to anything of value that he is otherwise entitled to receive from Company under his Employment Agreement or otherwise. The Severance Payment, other additional benefits and other consideration described above are sufficient to fully support this Agreement and Release and the termination of Jenkins without Cause from his employment with Company.

10. Non-Admission. The parties execution of this Agreement and Release is not to be construed an admission of any wrongdoing or liability whatsoever by or on behalf of either party, or his or its respective directors, officers, employees, representatives, attorneys or agents.

11. Governing Law. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of Wisconsin.

12. Relationship of Severance Payment to Jenkins’ Rights Under Other Benefit Plans. Jenkins agrees that the Severance Payment, other additional benefits and other consideration payable to him hereunder shall not be taken into account for purposes of determining any of his benefits under any qualified or nonqualified benefit plans of Company.

13. Violation of this Agreement and Release—Loss of Severance Payment, Benefits and Payment of Costs. If Jenkins breaches or violates this Agreement and Release and/or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Jenkins pursuant to Section 4 in any way (a “Breach”), or if Jenkins brings an action asking that this Agreement and Release be revoked, declared invalid or unenforceable, then (i) Jenkins will tender back to Company the Severance Payment and all other benefits, payments, restricted stock and other consideration which Jenkins has received as consideration for this Agreement and Release (together with interest thereon at the prime rate) within five days of demand by Company and (ii) all future payment, benefits and other consideration (including all restricted stock) shall immediately cease and be null and void. If Jenkins’ action is unsuccessful or if Company successfully brings an action for his failure to comply with the terms of this Agreement and Release, Jenkins further agrees that he will pay all costs, expenses and reasonable attorneys’ fees incurred by Company in its successful defense against the action Jenkins brought or in Company’s successful prosecution of the action Company brought all future payment, benefits and other consideration shall immediately cease and be null and void.

14. Limits on Confidentiality Requirements.

A. Nothing in this Agreement and Release is intended to discourage or restrict Jenkins from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that Jenkins acquired through lawful means in the course of Jenkins’ employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority.

B. Nothing in this Agreement and Release is intended to discourage or restrict Jenkins from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

C. If Jenkins believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, Jenkins should report such activity through Company’s Whistle Blower Policy (as provided in the Employee Handbook and/or any other then applicable policies and procedures of Company) or Compliance Hotline. This Agreement and Release is in addition to and not in lieu of any obligations to protect Company’s Trade Secrets and Confidential Information pursuant to the Employee Handbook and/or any other then applicable policies and procedures of Company and Code of Business Conduct and Ethics for Directors and Employees. Nothing in this Agreement and Release shall limit, curtail or diminish Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

15. Section 409A Compliance. This Agreement and Release is intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). Company shall undertake to administer, interpret, and construe this Agreement and Release in a manner that does not result in the imposition to Jenkins of additional taxes or interest under Section 409A of the Code. If a payment obligation under this Agreement and Release arises on account of Jenkins’ Separation from Service while Jenkins is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such Separation from Service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Jenkins’ estate following his death.

16. Entire Agreement. This Agreement and Release, including the continuing provisions of the Employment Agreement, the Intellectual Property Agreement and the Equity Grant Agreements pursuant to Section 5, constitutes the entire agreement between the parties with respect to the subject matter hereof.

17. Counterparts; Delivery. This Agreement and Release may be executed by the parties in separate counterparts and may be legally delivered by any electronic means.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Release as of the Effective Date.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Anthony L. Otten
Anthony L. Otten
Board Chair

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE FOREGOING DOCUMENT, UNDERSTAND ITS CONTENTS, AND AGREE TO ITS TERMS AND CONDITIONS OF MY OWN FREE WILL. I UNDERSTAND THAT MY AGREEMENT AND RELEASE CONTAINS A FULL AND FINAL GENERAL RELEASE AND, SUBJECT ONLY TO THE LIMITED AND SPECIFIC EXCEPTIONS SET FORTH IN SECTION 6A HEREIN, THAT I CAN MAKE NO PAST, CURRENT OR FUTURE CLAIMS AGAINST COMPANY, OR AGAINST ANY OF ITS PRESENT OR FORMER SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR REPRESENTATIVES, IN CONNECTION WITH MY EMPLOYMENT BY COMPANY, MY TERMINATION BY COMPANY.

/s/ Michael H. Jenkins
Michael H. Jenkins

[Signature Page]

Annex A

Restricted Stock Awards*

Grant Date	Award	Vesting Dates	Amount remaining unvested	Amount that would otherwise vest within 24 months
November 11, 2021	50,000 shares of Restricted Stock	1/3 vesting on November 11, 2022, 2023 and 2024, respectively	0 shares	0 shares
November 11, 2022	25,000 shares of Restricted Stock	1/3 vesting on November 11, 2023, 2024 and 2025, respectively	8,333 shares	8,333 shares
November 11, 2022	19,315 shares of Restricted Stock	1/3 vesting on November 11, 2023, 2024 and 2025, respectively	6,438 shares	6,438 shares
June 10, 2022	124,197 shares of Restricted Stock	1/3 vesting on June 10, 2023, 2024 and 2025, respectively	41,399 shares	41,399 shares
August 15, 2023	164,516 shares of Restricted Stock	1/3 vesting on August 15, 2024, 2025 and 2026, respectively	109,678 shares	109,678 shares
June 11, 2024	233,945 shares of Restricted Stock	1/3 vesting on June 11, 2025, 2026 and 2027, respectively	77,982 shares	155,963 shares
Total				321,811 shares

*

Excludes all grants of restricted cash awards related to restricted stock awards and all grants of performance shares and related tandem restricted cash awards, all of which are all forfeited and cancelled as of the Effective Date.

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